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                                                                    Exhibit 99.2

 Graphic Packaging Announces 2001 Preliminary Results; Debt Reduced $115 million

     GOLDEN, Colo., Jan. 31 -- Graphic Packaging International Corporation (NYSE: GPK) today announced preliminary, unaudited results for the quarter and year ended December 31, 2001.

    In the fourth quarter 2001, the Company reported a net loss attributable to common shareholders of $5.1 million ($0.16 per diluted share) on net sales of $270.0 million, compared to a fourth quarter 2000 net loss attributable to common shareholders of $1.5 million ($0.05 per diluted share) on net sales of $269.6 million. (Net sales in the fourth quarter 2000 included $3.0 million from a non-core plant sold in October 2000.) Excluding asset impairment and restructuring charges and gains on the sale of assets, the net loss for the fourth quarter 2001 attributable to common shareholders was $1.6 million ($0.05 per diluted share), compared to a net loss of $7.0 million ($0.23 per diluted share) for the same period last year.

    As previously announced, the fourth quarter 2001 included asset impairment and restructuring charges of $5.9 million relating to the planned closure of the Newnan, Georgia plant. These charges consisted of $3.5 million in non-cash asset impairment charges and $2.4 million in restructuring charges. The closure is expected to be accomplished during 2002 and it is estimated that it will result in savings of up to $5 million annually, some of which will be realized during this year.

    For the years ended December 31, the net loss attributable to common shareholders was $3.6 million ($0.11 per diluted share) on net sales of $1,112.5 million, compared to a net loss in 2000 of $10.8 million ($0.37 per diluted share) on net sales of $1,102.6 million. (Net sales in 2000 included $30.7 million from a non-core plant sold in October 2000).

    In the years ended December 31, excluding asset impairment and restructuring charges and gains on the sale of assets, the net loss for 2001 attributable to common shareholders was $0.4 million ($0.01 per diluted share), compared to a net loss of $18.9 million ($0.64 per diluted share) for the previous year.

    Debt Further Reduced to $526 Million

   During 2001, debt was reduced from $640.7 million to $526.0 million. This reduction is attributable to improved cash flow resulting from increased EBITDA and management of working capital, in particular the reduction of accounts receivable and inventory levels.

    Excluding asset impairment and restructuring charges and gains on the sale of assets, EBITDA was $31.6 million in the fourth quarter of 2001, versus $31.2 million in the fourth quarter of 2000, and was $148.2 million for the year ended December 31, 2001, versus $139.9 million for the previous year, a 1.3% and 5.9% increase respectively. The improvement in EBITDA was due primarily to cost reductions from plant closures, reductions in the workforce and savings associated with the implementation of the Six Sigma process. For the year ended December 31, 2001, the ratio of total debt to EBITDA was
3.5 times, and the ratio of EBITDA to interest expense was 2.8 times.

    Graphic Packaging is one of two leading North American manufacturers of folding cartons, and makes cartons for the food, beverage and other consumer products markets. The Company has 17 modern plants in North America. Its customers produce some of the most well recognized brand names in their markets.

    Full Earnings Release and Conference Call

    The Company will be issuing a news release with detailed financial

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information for the fourth quarter and the year 2001 after the market closes on February 12th. A conference call to discuss the year's results and current financing events is scheduled to be held on February 19th at 4:00 p.m. ET.
All interested persons are invited to participate. To connect, please call 800 874 9003 (international calls: 706 634 2401) and ask for the Graphic Packaging conference. A replay will be available through February 26th. Please call 800 642 1687 (international calls: 706 645 9291) and give passcode 1958630.

    Forward Looking Statements

    Some statements in this release are forward looking and so involve uncertainties that may cause actual results to be materially different from those stated or implied. Specifically, the Newnan, Georgia plant's closure might be delayed due to not being able to transfer production or qualify that production at other facilities as quickly as planned; and savings from the closure might not be realized or fully realized because of increasing the costs at other facilities where the production is transferred.


                   Graphic Packaging International Corporation
                              Summary Financial Data
                       (in millions, except per share data)

                                    Three months ended  Twelve months ended
                                          December 31,     December 31,
                                        2001      2000     2001      2000

     Net Sales                         $270.0    $269.6  $1,112.5  $1,102.6
      Deduct non-core plant sales (1)     ---     (3.0)       ---     (30.7)
     Adjusted Net Sales                $270.0    $266.6  $1,112.5  $1,071.9

     EBITDA (2) (3)                     $31.6     $31.2    $148.2    $139.9

     Net income (loss) attributable to
      common shareholders               ($5.1)   ($1.5)    ($3.6)    ($10.8)

      Add:     Asset impairment and
               restructuring charges,
               net of tax                 3.5       1.3       5.4       3.4
      Deduct:  Gain on sale of assets,
               net of tax                 ---     (6.8)     (2.2)     (11.5)
     Adjusted net income (loss)
      attributable to common
      shareholders                      ($1.6)   ($7.0)    ($0.4)    ($18.9)

(1) A non-core plant was sold October 31, 2000
(2) Earnings before interest, taxes, depreciation and amortization
(3) Excluding asset impairment and restructuring charges and gain on sales of assets